Exhibit 99.1

SPX FLOW REPORTS FIRST QUARTER 2017 RESULTS

●	Q1 2017 Orders of $535 Million, up 18% Sequentially and 2% Year-over-Year

●	Segment Income margins up 40 points Year-over-Year to 8.1%

●	Q1 2017 GAAP EPS of $(0.18), In-line with Guidance

○ Adjusted EPS* was $(0.01) and included a $(0.03) tax charge related to a required change in accounting for stock compensation

●	Operating Cash Flow of $23 Million and Adjusted Free Cash Flow* of $28 Million

●	Net Debt* Reduced by 5%

●	Reaffirms 2017 Guidance
____________________________________________________________________________________
CHARLOTTE, NC - May 3, 2017 - SPX FLOW, Inc. (NYSE:FLOW) today reported results for the quarter ended April 1, 2017 and reaffirmed its 2017 full year guidance.
“Our first quarter results reflect positive momentum on our initiatives to drive order growth, an improved cost structure and cash generation. Orders were up 2% over the prior year and up 18% sequentially, highlighted by key order wins in the North American oil pipeline market and several small-to-mid-size system orders for food and beverage applications. Our backlog increased 16% to $913 million, up $129 million from the end of 2016,” said Marc Michael, President and Chief Executive Officer.
“Our global realignment program remains on track. We realized $17 million of year-over-year cost savings in the first quarter. Segment income margins expanded 40 points despite a 12% organic decline in revenue year-over-year, underscoring the benefits of our realignment program and improved cost structure. Adjusted free cash flow was $28 million and we generated an additional $20 million of cash proceeds from asset sales. As a result, we reduced net debt by 5% and net leverage to 3.9x,” continued Michael.
“I am encouraged by the strong start to orders this year and continued signs that we are in the early stages of a cyclical recovery in our key end markets. Despite this growing confidence, we continue to plan prudently. Today we reaffirmed our 2017 financial guidance. Barring any unforeseen market headwinds, we believe we are in good position to achieve the upper half of our 2017 guidance range.”
Michael concluded, “We continue to transform SPX FLOW into a streamlined operating company and are still in the early stages of this journey. We believe there is great potential for the team to improve our operating performance, grow our business and drive significant value for our customers and shareholders.”
First Quarter 2017 Overview:

•
Orders for the quarter increased 1.9% to $535.2 million, as compared to $525.4 million in the year-ago quarter. Organic orders increased 4.2% or $22.2 million, driven by an increase in Power and Energy orders. The impact of the U.S. Dollar versus foreign currencies decreased orders by 2.4%, or $12.4 million.

◦	Sequentially, orders increased 18.1% or $81.9 million from Q4 2016, with orders up organically across all three segments, led by Power and Energy. Currency was a modest benefit.

•
Revenues declined 14.2% to $433.2 million, as compared to $505 million in the year-ago quarter. Organic revenues* decreased 12.0%, or $60.9 million, largely due to a lower opening backlog, particularly in oil and dairy markets. The impact of the U.S. Dollar versus foreign currencies decreased revenues by 2.2%, or $10.9 million.

•	Operating income and margin were $10.6 million and 2.4%, compared to an operating loss of $21.4 million and 4.2% in the year-ago quarter.

◦	The company recorded $8.6 million of special charges in the first quarter related to its previously announced realignment program, compared to $41.0 million in the year-ago quarter.

•	Excluding special charges, adjusted operating income* and margin were $19.2 million and 4.4% respectively, compared to $19.6 million and 3.9% in the year-ago quarter.

•	Diluted net earnings per share were $(0.18) including special charges of $(0.17) per share related to the company's global realignment program.

•
Excluding special charges, adjusted earnings per share* were $(0.01), net of a $(0.03) per share tax charge related to the vesting of certain restricted stock shares and restricted stock units during the period.

•	Net cash from operating activities was $23.1 million in the period including $(9.4) million of cash outflows in support of the company’s realignment program.

•	Free cash flow* was $18.3 million and included the net cash from operating activities described above less $4.8 million in capital expenditures.

•	Adjusted free cash flow* for the period was $27.7 million.

•	The total loss for the quarter was $7.4 million and the adjusted net loss* was $0.4 million.

•	Adjusted EBITDA* was $32.7 million.
First Quarter 2017 Results by Segment:
Food and Beverage
Revenues for Q1 2017 were $165.9 million, compared to $184.8 million in Q1 2016, a decrease of $18.9 million, or 10.2%. Organic revenues* declined 8.8%, or $16.3 million, and currency fluctuations decreased revenues by 1.4%, or $2.6 million. The decline in organic revenues was due primarily to lower revenue from large systems projects.
Segment income was $15.5 million, or 9.3% of revenues, compared to $17.4 million, or 9.4% of revenues, in Q1 2016. Segment income and margin decreased primarily due to the organic revenue decline described above, largely offset by savings from restructuring actions and cost reduction initiatives.
Power and Energy
Revenues for Q1 2017 were $105.9 million, compared to $149.7 million in Q1 2016, a decrease of $43.8 million, or 29.3%. Organic revenues* declined 25.4%, or $38.0 million, and currency fluctuations decreased revenues by 3.9%, or $5.8 million. The decline in organic revenue was due primarily to reduced customer spending for original equipment used in upstream and midstream oil applications and, to a lesser extent, lower aftermarket sales.
Segment income was a loss of $1.5 million, or 1.4% of revenues, compared to income of $2.2 million, or 1.5% of revenues, in Q1 2016. The decrease in segment income and margin was due primarily to the organic revenue decline described above, and lower absorption at certain manufacturing facilities, partially offset by savings from restructuring actions and cost reduction initiatives.
Industrial
Revenues for Q1 2017 were $161.4 million, compared to $170.5 million in Q1 2016, a decline of $9.1 million, or 5.3%. Organic revenues* declined 3.8%, or $6.6 million, and currency fluctuations decreased revenues by 1.5%, or $2.5 million. The organic revenue decline was due primarily to lower sales of hydraulic tools and dehydration equipment.
Segment income was $21.1 million, or 13.1% of revenues, compared to $19.4 million, or 11.4% of revenues, in Q1 2016. The increase in segment income and margin was driven by savings from restructuring actions and cost reduction initiatives, which more than offset the organic revenue decline described above.
OTHER ITEMS
Global Realignment Program: As previously disclosed, the company is optimizing its global footprint, streamlining business processes and reducing selling, general and administrative expense through a global realignment program. The realignment program is intended to reduce costs across operating sites and corporate and global functions, in part by making structural changes and process enhancements to help the company operate more efficiently. The realignment program was initiated in 2015 and is expected to be complete by the end of 2018. The total cost of the program is expected to be approximately $160.0 million with annualized savings of approximately $140.0 million, fully realized by the end of 2018.

Form 10-Q: The company expects to file its quarterly report on Form 10-Q for the quarter ended April 1, 2017 with the Securities and Exchange Commission on May 3, 2017. This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spxflow.com, in the Investor Relations section.
About SPX FLOW, Inc.: Based in Charlotte, North Carolina, SPX FLOW is a global supplier of highly engineered solutions, process equipment and turn-key systems, along with the related aftermarket parts and services, into the food and beverage, power and energy and industrial end markets. SPX FLOW has approximately $2 billion in annual revenues with operations in over 30 countries and sales in over 150 countries around the world. To learn more about SPX FLOW, please visit www.spxflow.com.
*Non-GAAP number. See attached schedules for reconciliation from most comparable GAAP number. Management believes these Non-GAAP metrics are commonly used financial measures for investors to evaluate our operating performance for the periods presented, and when read in conjunction with our condensed consolidated financial statements, present a useful tool to evaluate our ongoing operations and provide investors with metrics they can use to evaluate our management of the business from period to period. In addition, these are some of the factors we use in internal evaluations of the overall performance of our business.
Management acknowledges that there are many items that impact a company's reported results and the adjustments reflected in these Non-GAAP metrics are not intended to present all items that may have impacted these results. In addition, these Non-GAAP metrics are not necessarily comparable to similarly-titled measures used by other companies.
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “expect,” “anticipate,” “plan,” “target,” “project,” “believe” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX FLOW disclaims any responsibility to update or revise such statements.
Investor and Media Contact:
Ryan Taylor, Vice President, Communications and Investor Relations
704-752-4486
E-mail: investor@spxflow.com

SPX FLOW, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three months ended
	April 1, 2017	April 2, 2016
Revenues	$433.2	$505.0
Costs and expenses:
Cost of products sold	294.1	345.8
Selling, general and administrative	115.3	133.9
Intangible amortization	4.6	5.7
Special charges	8.6	41.0
Operating income (loss)	10.6	(21.4)

Other expense, net	(2.1)	(3.0)
Interest expense, net	(15.9)	(14.4)
Loss before income taxes	(7.4)	(38.8)
Income tax benefit	0.1	6.7
Net loss	(7.3)	(32.1)
Less: Net income (loss) attributable to noncontrolling interests	0.1	(1.0)
Net loss attributable to SPX FLOW, Inc.	$(7.4)	$(31.1)

Basic loss per share of common stock	$(0.18)	$(0.75)
Diluted loss per share of common stock	$(0.18)	$(0.75)

Weighted average number of common shares outstanding - basic	41.647	41.232
Weighted average number of common shares outstanding - diluted	41.647	41.232

SPX FLOW, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	April 1, 2017	December 31, 2016
ASSETS
Current assets:
Cash and equivalents	$208.7	$215.1
Accounts receivable, net	440.7	446.9
Inventories, net	302.3	272.4
Other current assets	62.1	72.8
Total current assets	1,013.8	1,007.2
Property, plant and equipment:
Land	34.7	36.1
Buildings and leasehold improvements	243.3	242.4
Machinery and equipment	434.2	420.8
	712.2	699.3
Accumulated depreciation	(340.0)	(322.0)
Property, plant and equipment, net	372.2	377.3
Goodwill	738.7	722.5
Intangibles, net	345.6	344.3
Other assets	156.0	151.9
TOTAL ASSETS	$2,626.3	$2,603.2

LIABILITIES, MEZZANINE EQUITY AND EQUITY
Current liabilities:
Accounts payable	$206.6	$203.8
Accrued expenses	355.9	329.9
Income taxes payable	11.4	10.8
Short-term debt	19.9	27.7
Current maturities of long-term debt	20.3	20.2
Total current liabilities	614.1	592.4
Long-term debt	1,015.2	1,060.9
Deferred and other income taxes	64.7	62.2
Other long-term liabilities	124.2	125.5
Total long-term liabilities	1,204.1	1,248.6
Mezzanine equity	21.0	20.1
Equity:
SPX FLOW, Inc. shareholders’ equity:
Common stock	0.4	0.4
Paid-in capital	1,646.3	1,640.4
Accumulated deficit	(381.3)	(373.9)
Accumulated other comprehensive loss	(472.7)	(521.4)
Common stock in treasury	(8.2)	(4.9)
Total SPX FLOW, Inc. shareholders' equity	784.5	740.6
Noncontrolling interests	2.6	1.5
Total equity	787.1	742.1
TOTAL LIABILITIES, MEZZANINE EQUITY AND EQUITY	$2,626.3	$2,603.2

SPX FLOW, INC. AND SUBSIDIARIES
RESULTS OF REPORTABLE SEGMENTS
(Unaudited; in millions)

	Three months ended
	April 1, 2017	April 2, 2016	Δ	%/bps
Food and Beverage

Revenues	$165.9	$184.8	$(18.9)	-10.2%
Gross profit	51.1	55.8	(4.7)
Selling, general and administrative expense	33.3	36.6	(3.3)
Intangible amortization expense	2.3	1.8	0.5
Income	$15.5	$17.4	$(1.9)	-10.9%
as a percent of revenues	9.3%	9.4%		-10bps

Power and Energy

Revenues	$105.9	$149.7	$(43.8)	-29.3%
Gross profit	30.1	42.5	(12.4)
Selling, general and administrative expense	30.5	37.8	(7.3)
Intangible amortization expense	1.1	2.5	(1.4)
Income (loss)	$(1.5)	$2.2	$(3.7)	-168.2%
as a percent of revenues	-1.4%	1.5%		-290bps

Industrial

Revenues	$161.4	$170.5	$(9.1)	-5.3%
Gross profit	57.9	60.9	(3.0)
Selling, general and administrative expense	35.6	40.1	(4.5)
Intangible amortization expense	1.2	1.4	(0.2)
Income	$21.1	$19.4	$1.7	8.8%
as a percent of revenues	13.1%	11.4%		170bps

Consolidated Revenues	$433.2	$505.0	$(71.8)	-14.2%
Consolidated Segment Income	35.1	39.0	(3.9)	-10.0%
as a percent of revenues	8.1%	7.7%		40bps

Total income for reportable segments	$35.1	$39.0	$(3.9)
Corporate expense	15.5	18.9	(3.4)
Pension and postretirement service costs	0.4	0.5	(0.1)
Special charges	8.6	41.0	(32.4)
Consolidated Operating Income (Loss)	$10.6	$(21.4)	$32.0	*
as a percent of revenues	2.4%	-4.2%		*

* Not meaningful for comparison purposes.

SPX FLOW, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three months ended
	April 1, 2017	April 2, 2016
Cash flows from (used in) operating activities:
Net loss	$(7.3)	$(32.1)
Adjustments to reconcile net loss to net cash from (used in) operating activities:
Special charges	8.6	41.0
Deferred income taxes	(3.2)	(13.8)
Depreciation and amortization	15.7	17.1
Stock-based compensation	4.0	6.9
Pension and other employee benefits	1.2	2.9
Gain on asset sales and other, net	—	(1.3)
Changes in operating assets and liabilities:
Accounts receivable and other assets	18.8	(10.3)
Inventories	(21.5)	(21.5)
Accounts payable, accrued expenses and other	16.2	(50.7)
Cash spending on restructuring actions	(9.4)	(6.5)
Net cash from (used in) operating activities	23.1	(68.3)
Cash flows from (used in) investing activities:
Proceeds from asset sales and other, net	20.3	2.0
Increase in restricted cash	—	(0.2)
Capital expenditures	(4.8)	(16.5)
Net cash from (used in) investing activities	15.5	(14.7)
Cash flows from (used in) financing activities:
Borrowings under senior credit facilities	84.5	7.0
Repayments of senior credit facilities	(133.5)	(5.0)
Borrowings under trade receivables financing arrangement	38.1	22.0
Repayments of trade receivables financing arrangement	(35.9)	(13.0)
Borrowings under other financing arrangements	—	1.1
Repayments of other financing arrangements	(8.0)	(1.8)
Minimum withholdings paid on behalf of employees for net share settlements, net	(3.2)	(2.8)
Dividends paid to noncontrolling interests in subsidiary	(0.1)	(1.2)
Net cash from (used in) financing activities	(58.1)	6.3
Change in cash and equivalents due to changes in foreign currency exchange rates	13.1	1.2
Net change in cash and equivalents	(6.4)	(75.5)
Consolidated cash and equivalents, beginning of period	215.1	295.9
Consolidated cash and equivalents, end of period	$208.7	$220.4

SPX FLOW, INC. AND SUBSIDIARIES
ORGANIC REVENUE RECONCILIATION
(Unaudited)

	Three months ended April 1, 2017
	Net Revenue Decline	Foreign Currency	Organic Revenue Decline
Food and Beverage	(10.2)%	(1.4)%	(8.8)%
Power and Energy	(29.3)%	(3.9)%	(25.4)%
Industrial	(5.3)%	(1.5)%	(3.8)%
Consolidated	(14.2)%	(2.2)%	(12.0)%

SPX FLOW, INC. AND SUBSIDIARIES
CASH, DEBT AND NET DEBT RECONCILIATION
(Unaudited; in millions)

	Three months ended
	April 1, 2017
Beginning cash and equivalents	$215.1

Net cash from operating activities	23.1
Proceeds from asset sales and other, net	20.3
Capital expenditures	(4.8)
Borrowings under senior credit facilities	84.5
Repayments of senior credit facilities	(133.5)
Borrowings under trade receivables financing arrangement	38.1
Repayments of trade receivables financing arrangement	(35.9)
Repayments of other financing arrangements	(8.0)
Minimum withholdings paid on behalf of employees for net share settlements, net	(3.2)
Dividends paid to noncontrolling interests in subsidiary	(0.1)
Change in cash and equivalents due to changes in foreign currency exchange rates	13.1

Ending cash and equivalents	$208.7

	Debt and Net Debt at
	April 1, 2017	December 31, 2016
Domestic revolving loan facility	$24.0	$68.0
Term loan	385.0	390.0
5.625% senior notes, due in August 2024	300.0	300.0
5.875% senior notes, due in August 2026	300.0	300.0
Trade receivables financing arrangement	23.4	21.2
Other indebtedness	35.3	42.4
Less: deferred financing fees	(12.3)	(12.8)
Total debt	$1,055.4	$1,108.8

Total debt	$1,055.4	$1,108.8
Less: debt balances under purchase card program	(17.4)	(17.9)
Less: cash and equivalents in excess of $50.0	(158.7)	(165.1)
Net debt(1)	$879.3	$925.8

(1) Represents net debt calculated in a manner consistent with the definition of certain related defined terms within our senior credit facilities.

SPX FLOW, INC. AND SUBSIDIARIES
FREE CASH FLOW AND ADJUSTED FREE CASH FLOW RECONCILIATION
(Unaudited; in millions)

	Three months ended		2017
	April 1, 2017	April 2, 2016	Mid-Point Guidance
Net cash from (used in) operating activities	$23.1	$(68.3)	$120
Capital expenditures	(4.8)	(16.5)	(30)
Free cash flow from (used in) operations	$18.3	$(84.8)	$90

Free cash flow from (used in) operations	$18.3	$(84.8)	$90
Cash spending on restructuring actions	9.4	6.5	50
Capital expenditures related to manufacturing expansion in Poland	—	9.6	—
Pension payments to retirees, net of tax benefits	—	8.0	—
Adjusted free cash flow from (used in) operations	$27.7	$(60.7)	$140

SPX FLOW, INC. AND SUBSIDIARIES
ADJUSTED OPERATING INCOME RECONCILIATION
(Unaudited; in millions)

	Three months ended		2017
	April 1, 2017	April 2, 2016	Mid-Point Guidance
Operating income (loss)	$10.6	$(21.4)	$120
Special charges	8.6	41.0	40
Adjusted operating income	$19.2	$19.6	$160

SPX FLOW, INC. AND SUBSIDIARIES
ADJUSTED NET INCOME (LOSS) RECONCILIATION
(Unaudited; in millions)

	Three months ended
	April 1, 2017	April 2, 2016
Net loss attributable to SPX FLOW, Inc.	$(7.4)	$(31.1)
Special charges, net of tax	7.0	31.7
Adjusted net income (loss) attributable to SPX FLOW, Inc.	$(0.4)	$0.6

SPX FLOW, INC. AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA RECONCILIATION
(Unaudited; in millions)

	Three months ended		2017
	April 1, 2017	April 2, 2016	Mid-Point Guidance
Net income (loss) attributable to SPX FLOW, Inc.	$(7.4)	$(31.1)	$44

Income tax provision (benefit)	(0.1)	(6.7)	21
Interest expense, net	15.9	14.4	57
Depreciation and amortization	15.7	17.1	58
EBITDA	24.1	(6.3)	180
Special charges	8.6	41.0	40
Adjusted EBITDA	32.7	34.7	220
Non-cash compensation expense	5.6	8.8	23
Non-service pension costs (benefits)	(0.8)	0.6	1
Interest income	1.0	0.8	4
Gain on asset sales and other, net	—	(1.3)	—
Other	0.2	0.2	1
Bank consolidated EBITDA	$38.7	$43.8	$249

SPX FLOW, INC. AND SUBSIDIARIES
ADJUSTED DILUTED EARNINGS (LOSS) PER SHARE RECONCILIATION
(Unaudited)

	Three months ended		2017
	April 1, 2017	April 2, 2016	Mid-Point Guidance
Diluted earnings (loss) per share	$(0.18)	$(0.75)	$1.05
Special charges, net of tax	0.17	0.77	0.70
Adjusted diluted earnings (loss) per share	$(0.01)	$0.02	$1.75